Exhibit 10.27.1

Re: Compensation Executive Team

January 6, 2020

Simpson, Sean

Dear Sean,

I am pleased to let you know that the Compensation Committee has approved the following adjustment to your compensation:

Increase in base salary from $300,000.00 to $325,000.00 which represents an 8.3% increase. Your 2019 bonus will be based on your 2019 salary. We will also be recommending to the Board that you be granted 30,000 share options which would bring your total to 860,000.

We will also recommend to the Board that once the grant is eventually made, the vesting schedule will backdate, so that the initial vesting happens one year from January 1, 2020. [01/01/21].

This salary increase will be effective on the next regularly scheduled pay check after the closing of Series E1 but will be paid retroactively from January 1, 2020.

Thank you for all your contributions, your leadership and your dedication to the team as we continue our journey on the Road to Awesome!

Sincerely,

/s/ Jennifer

Jennifer